Exhibit 10.3

EXECUTION COPY

XM-4

TRANSPONDER PURCHASE AGREEMENT

dated as of February 13, 2007

between

XM SATELLITE RADIO HOLDINGS INC.

and

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION

as Owner Trustee

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TRANSPONDER PURCHASE AGREEMENT

This Transponder Purchase Agreement (this “Purchase Agreement”) is made and entered into as of this February 13, 2007, by and between XM SATELLITE RADIO HOLDINGS INC. (“Seller”), a corporation organized and existing under the laws of the State of Delaware, and WELLS FARGO BANK NORTHWEST, a national banking association (the “Trust Company”), not in its individual capacity but solely in its capacity as Owner Trustee (“Buyer”) under the Trust Agreement dated as of February 13, 2007, by and between the Trust Company and the Owner Participant identified in Schedule A hereof (the “Trust Agreement”).

RECITALS

WHEREAS, Seller owns a broadcasting satellite, Boeing model 702-2000 launched October 30, 2006, known as XM-4, having a total of two (2) Transponders (which include certain redundant components and certain other equipment), as further described in Annex 1 to the Bill of Sale, and owns and has title to such Satellite, the Transponders and such other Satellite-based equipment related thereto; and

WHEREAS, pursuant to authority granted by the Federal Communications Commission (the “FCC”), Seller has launched the Satellite and placed the Satellite in its designated orbital position of 115° West Longitude (the “Permanent Orbital Location”); and

WHEREAS, Buyer is willing, on the terms and conditions set forth herein, to purchase from Seller the Transponders (including their redundant components and certain other equipment), and Seller is willing to sell such Transponders and other equipment to Buyer on the terms and conditions set forth below; and

WHEREAS, on or about the date hereof, Buyer, as Lessor, will enter into a Lease Agreement with XM, as Lessee (the “Lease”), and the parties have entered into or are entering into the Participation Agreement, dated as of February 13, 2007, with certain other parties thereto (as amended or modified from time to time, the “Participation Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises set forth below, Seller and Buyer hereby mutually agree as follows:

1. DEFINITIONS

Unless otherwise defined herein, capitalized terms shall, for all purposes hereof, have the respective meanings assigned thereto in Appendix A to the Participation Agreement, which also contains rules as to usage that shall be applicable herein. References herein to any agreement mean such agreement as amended, modified or supplemented from time to time in accordance with the terms thereof.

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2. PURCHASE AND SALE OF TRANSPONDERS

2.01 Sale on the Closing Date. Seller is hereby selling and conveying to Buyer, and Buyer is hereby purchasing, the Transponders (including the redundant components incorporated therein and certain other equipment) and the equipment designated and described in Appendix A hereto ( “Buyer’s Transponders”), on the terms and conditions set forth in this Purchase Agreement.

2.02 Ownership, Title and Assumption of Risk. Seller is Transferring ownership and title to Buyer’s Transponders on the date hereof by delivery by Seller to Buyer of an executed bill of sale (the “Bill of Sale”), in the form attached hereto as Exhibit A (the Annex to such form being omitted from Exhibit A, but agreed to separately by Seller and Buyer (based upon advice of Buyer’s Satellite Consultant) and attached to the executed Bill of Sale). Any loss of or damage to Buyer’s Transponders prior to the date hereof has been at the sole risk of Seller. Any loss of or damage to Buyer’s Transponders after the date hereof will be at the sole risk of Buyer, unless such loss or damage is a result of a breach by Seller or any of Seller’s Affiliates of any Operative Document or XM Agreement. Seller represents and warrants that the “In-Service Date,” which shall mean the date following the launch of the Satellite on which Buyer’s Transponders may first be operated commercially, has occurred, with such Satellite being located in the Permanent Orbital Location. Seller has delivered to Buyer a certificate confirming the occurrence of the In-Service Date and the representation made in the first sentence of Section 4.02 hereof, following completion of the post-launch testing referred to in Section 4.02.

2.03 Purchase Price and Payment. Buyer hereby is paying to Seller $288,500,000 as the purchase price of Buyer’s Transponders. The payments by Buyer are being made to Seller by wire transfer of immediately available funds to a bank account designated by Seller in a writing dated on or about the date hereof. The purchase price hereunder is payable solely for the purchase by Buyer of Buyer’s Transponders and does not constitute payment for any service provided by Seller hereunder; it being the understanding of the parties that any such services will be reimbursed to Seller by Service Provider (pursuant to arrangements between Seller and Service Provider) from any amounts received by Service Provider pursuant to the Service Agreement.

2.04 Security Interest. Seller hereby grants to Buyer, and its successors and assigns, a first priority security interest and lien on the Satellite and certain Satellite related information and equipment, all in accordance with the terms of Appendix C, the provisions of which are hereby incorporated by reference herein.

3. SATELLITE; TRANSPONDERS; SECURITY FOR BUYER’S OBLIGATIONS TO INDENTURE TRUSTEE

3.01 Transponders. The Satellite has two (2) Transponders. Appendix A sets forth a list of the Satellite components that constitute Buyer’s Transponders.

3.02 Specifications and Components. Annex I to the Bill of Sale sets forth the “Transponder Performance Specifications,” which shall consist of certain

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technical specifications for the Transponders, including values for each Transponder for polarization isolation, frequency response, amplitude non-linearity, spurious outputs, phase shift, transmit EIRP, uplink saturation flux density, and G/T. Seller has made available to Buyer’s Satellite Consultant the Satellite antenna gain contours derived from the final range test of the antennas prior to launch.

3.03 Rights Not Purchased. Buyer is not purchasing or otherwise acquiring any property consisting of any rights to operate in a designated frequency band, orbital assignment or FCC license.

3.04. Security for Buyer’s Obligations to Indenture Trustee. In order to secure the indebtedness evidenced by the Notes and all obligations secured by the Indenture, Buyer provides in the Indenture, among other things, for the assignment (to the extent provided therein) by Buyer to the Indenture Trustee of all of the Buyer’s right, title and interest in and to this Purchase Agreement and for the creation of a Lien and security interest to the extent permitted by Applicable Laws in favor of the Indenture Trustee for the benefit of the Noteholders in and to the Indenture Estate as described in the granting clauses of the Indenture. Seller hereby consents to such assignment and to the creation of such Lien and security interest and acknowledges receipt of copies of the Indenture. Seller and Buyer hereby acknowledge that (i) this Purchase Agreement constitutes a “Granting Clause Document” under the Indenture and (ii) so long as the Lien of the Indenture is in effect, the Indenture Trustee is, and is intended to be, a third party beneficiary of this Purchase Agreement (including as to the representations and warranties, the covenants and the indemnification obligations of Seller hereunder). In no event shall Buyer grant or consent to any waiver, amendment, modification or supplement to this Purchase Agreement (except to the extent permitted by the Indenture) without the prior written consent of the Indenture Trustee, until the Lien of the Indenture shall have been terminated or discharged. Buyer agrees that it shall not otherwise assign or convey its right, title and interest in and to this Purchase Agreement, except as permitted by and subject to the provisions of this Purchase Agreement, the Participation Agreement and the Indenture.

4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

Seller hereby represents, warrants and covenants to, and agrees with, Buyer as follows:

4.01 Satellite Location and Seller’s Actions. Seller (or its Affiliates) has obtained from the FCC and any other applicable Governmental Authority all the authority required to place the Satellite in its Permanent Orbital Location and to operate the Satellite at that location in Seller’s satellite radio business (the “Satellite License”). Seller shall not move (or cause or suffer to be moved) or seek to move, without Buyer’s prior consent, the Satellite to an orbital location different from the Permanent Orbital Location; provided, however, that without Buyer’s prior consent, Seller (i) may, and shall be obligated to, move the Satellite (at Seller’s expense) to a different orbital location at any time or times if required to comply with a requirement of the FCC, and (ii) may seek to move, and may move, the Satellite to a different orbital location if (A) it would not have the effect of

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reducing the fuel below the amount of fuel necessary for Buyer’s Transponders to have an economic useful life of fifteen (15) years in the aggregate measured from the In-Service Date or (with regard to matters other than fuel) have an Adverse Effect following expiration or termination of the Lease (taking into account any reasonably expected repositioning at the end of the Basic Term) and (B) Seller has all Governmental Body authorizations necessary to operate in the new orbital position. Seller shall give notice of any such move to Buyer promptly after a decision to move the Satellite to a different orbital location has been made by Seller, and shall deliver an Officer’s Certificate to Buyer to the effect that the conditions described in clauses (A) and (B) have been met in connection with such move of the Satellite. Neither Seller nor any of its Affiliates shall seek any order or approval from the FCC requiring or allowing the movement of the Satellite other than pursuant to clause (ii) above. Seller has not taken, and will not take, any action with respect to the Satellite or FCC licenses or approvals relating thereto which would adversely affect Buyer’s ownership or materially adversely affect the use of Buyer’s Transponders, except as is otherwise expressly provided for in this Purchase Agreement or any of the Operative Documents. Except as disclosed to Buyer (i) in the Legal and Regulatory Disclosures, or (ii) in writing to Indenture Trustee, Owner Trustee, Note Purchasers and Owner Participant prior to the date of this Purchase Agreement, Seller has not violated, and will not violate, any Applicable Law that would have an Adverse Effect.

4.02 Transponder Performance Specifications. Buyer’s Transponders have not suffered an Event of Loss and on the date hereof meet the Transponder Performance Specifications set forth in Annex 1 to the Bill of Sale, except to the extent (if any) identified in a certificate, satisfactory to Buyer, delivered by Seller to Buyer prior to execution and delivery of this Purchase Agreement, as having not met the Transponder Performance Specifications. This representation (to the extent relating to satisfaction of the Transponder Performance Specifications) is based upon the acceptance tests conducted following the In-Service Date as reflected in the report referred to in Section 3.01(x)(i) of the Participation Agreement (the “Acceptance Tests”), which Acceptance Tests are sufficient to enable Seller to determine with a high degree of certainty whether the Transponder Performance Specifications have been met. The Acceptance Tests are sufficient to furnish to the Independent Appraiser information concerning such physical characteristics of the Satellite and Buyer’s Transponders as the Independent Appraiser reasonably indicates is necessary for the Independent Appraiser to complete the Closing Date Appraisal. Seller has provided to Buyer’s Satellite Consultant, the results of the Acceptance Tests, to the extent not included in such report.

4.03 Title. On the Closing Date, Seller will deliver to Buyer good and marketable title to Buyer’s Transponders free from all liens, charges, claims or other encumbrances without limitation, except for Permitted Liens described in clauses (a) and (b) of the definition thereof. Seller will, at its own cost and expense, defend Buyer against any claim by a third party that, except with respect to any such Permitted Lien, Seller did not deliver good and marketable title to Buyer’s Transponders free and clear of all liens, charges, claims or other encumbrances.

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4.04 Compliance with Applicable Laws, Government Regulations. Except as disclosed in the Legal and Regulatory Disclosures, or as disclosed in writing to Indenture Trustee, Owner Trustee, Note Purchasers and Owner Participant prior to the date of this Purchase Agreement, Seller is now in compliance with, and while this Agreement is in effect (or, if earlier, until such time as Buyer has taken all right, title and interest to the Satellite pursuant to Section 11.03 or 11.04 or Seller has taken all right, title and interest to Buyer’s Transponders pursuant to Section 11.03), Seller shall be responsible for complying, and shall remain in compliance, with the terms of this Purchase Agreement and all Applicable Laws applicable to it or its Affiliates regarding the ownership, operation and use of the Satellite and Buyer’s Transponders, including without limitation the applicable provisions of the (a) Communications Act of 1934, as amended, (b) Communications Satellite Act of 1962, as amended, and (c) FCC Rules, provided, however, that Seller shall not be deemed to have breached the foregoing covenant unless such non- compliance could reasonably be expected to result in an Adverse Effect. Until the Satellite is moved to a Lessor Orbital Location pursuant to Section 10(a) of the Lease, Seller shall (or shall cause Lessee to) obtain and maintain (or cause to be obtained and maintained), in all material respects, all international, federal, state and municipal authorizations or permissions, applicable to Seller or its Affiliates, to operate the Satellite in the Permanent Orbital Location and shall satisfy the requirements of the FCC Rules and any Applicable Law applicable to owners and operators of the Satellite and users or lessees of Buyer’s Transponders, provided, however, that Seller shall not be deemed to have breached the foregoing covenant unless such non-maintenance or non-satisfaction could reasonably be expected to have an Adverse Effect. Notwithstanding anything herein or in the Operative Documents or the XM Agreements to the contrary, the parties acknowledge that, in accordance with FCC Rules, until such time that the Satellite is moved to a Lessor Orbital Location following Redelivery, Seller or it Affiliates shall be responsible for, and shall direct, all key operational functions of the Satellite, including, without limitation, (i) control over the maintenance of attitude and orbital position of the Satellite; (ii) control of the electrical power necessary to operate Buyer’s Transponders; (iii) control of tracking and telemetry responsibilities; and (iv) the ability to change technical parameters, switch on replacement equipment, and to deactivate the Satellite. Except as disclosed in the Legal and Regulatory Disclosures, or as disclosed in writing to Indenture Trustee, Owner Trustee, Note Purchasers and Owner Participant prior to the date of this Purchase Agreement, there are no pending or threatened investigations, enforcement proceedings, complaints, fines, forfeitures or other penalties at or by the FCC or any other Governmental Authority in connection with the Seller’s operation of the Satellite or the Transponders which could reasonably be expected to have an Adverse Effect. The Satellite License and all other FCC or other Governmental Authority licenses held by Seller (or its Affiliates) necessary for Seller to make use of the Satellite and Transponders are in full force and effect without any conditions except those that normally would apply to and are associated with such licenses. Except as disclosed (i) in the Legal and Regulatory Disclosures, or (ii) in writing to Indenture Trustee, Owner Trustee, Note Purchasers and Owner Participant prior to the date of this Purchase Agreement, Seller is not aware of any grounds on which the Satellite License or any other FCC or other Governmental Authority licenses or authorizations (including the Special Temporary Authority to operate the terrestrial repeaters) held by Seller (or its Affiliates) necessary for Seller to make use of the Satellite and Transponders

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might be subject to revocation or materially adverse modification or any reason for which the Satellite License or such other license or authorization might not be renewed in the ordinary course.

4.05 Intellectual Property.

(a) “Intellectual Property Rights” means the following intellectual property rights existing anywhere in the world (i) inventions, patents, patent applications and patent disclosures, together with reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof; (ii) copyrights and copyrightable works and all applications, registrations and renewals of any of the foregoing; (iii) mask works, and all applications and registrations of mask works; and (iv) database rights; and (iv) trade secrets and rights to proprietary information.

(b) Except as disclosed in the Legal and Regulatory Disclosures, or as disclosed in writing to Indenture Trustee, Owner Trustee, Note Purchasers and Owner Participant prior to the date of this Purchase Agreement, Seller represents and warrants that: (i) to the knowledge of Seller and its Affiliates, neither the Satellite nor Buyer’s Transponders, nor the operation or control thereof as currently conducted, and as contemplated to be conducted, infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any third party; (ii) there are no pending, threatened or asserted claims or actions against Seller or any of its Affiliates alleging that the Satellite or Buyer’s Transponders, or the operation or control thereof, infringes, misappropriates or otherwise violates any Intellectual Property Rights of any third party; and (iii) no software incorporated into the Satellite or Buyer’s Transponders contains any device or feature designed to disrupt, disable, or otherwise impair the functioning or security of the software incorporated into the Satellite or Buyer’s Transponders; provided, however, that Seller shall not be deemed to have breached the foregoing representation and warranty unless such breach could reasonably be expected to have an Adverse Effect; and provided further, that the foregoing proviso shall not limit in any respect the indemnification obligation of Seller under Section 8.04, Article VI of the Participation Agreement or Section 6.3 of the Service Agreement.

4.06 No Right to Provide Communications Services. The parties acknowledge that the sale to Buyer of Buyer’s Transponders shall not include (i) any ability to operate the Satellite or perform any operational functions with respect to the Satellite, or (ii) any right or license of any portion of Seller’s rights (or its Affiliates) and licenses to provide communication services, including without limitation such broadcasting or digital audio radio services as Seller (or its Affiliates) may be licensed to provide from time to time under existing FCC licenses.

5. REPRESENTATIONS AND WARRANTIES OF BUYER

5.01 Buyer shall comply in all material respects with all Applicable Laws applicable to it regarding the operation and use of Buyer’s Transponders, including, but not limited to, rules and regulations of the FCC and all other governmental rules and regulations applicable to Buyer with respect to Buyer’s Transponders, except to the extent

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such compliance is an obligation of Service Provider, Lessee or Seller hereunder, under the Service Agreement, under the Lease, under the Participation Agreement or under Applicable Law. Buyer shall not take any actions which will cause harm to Buyer’s Transponders or to the Satellite.

5.02 Not a Foreign Corporation. Buyer further represents and warrants that it is a United States person, as such term is defined in Section 120.15 of ITAR and Section 7701(a)(30) of the Code, or a disregarded entity for U.S. federal income tax purposes the sole owner of which is a United States person, as so defined.

6. PREEMPTIVE RIGHTS OF FACILITIES

Buyer recognizes that it may be necessary in unusual or abnormal situations or conditions for Seller deliberately to preempt or interrupt use of Buyer’s Transponders in order to protect the overall performance of the Satellite. Such decisions shall be made by Seller in its sole discretion. Seller shall give Buyer at least forty-eight (48) hours’ notice of such preemption or interruption (except in cases of emergencies, in which event Seller shall give Buyer such notice as is practicable under the circumstances) and Seller shall use its reasonable best efforts to schedule and conduct its activities during periods of such preemption or interruption so as to minimize the disruption to the use of Buyer’s Transponders on the Satellite.

7. FAILURE OF PERFORMANCE

7.01 No Breach. Any failure in the performance of Buyer’s Transponders following the Closing Date shall not be a breach of this Purchase Agreement, except as is otherwise specifically set forth in this Purchase Agreement.

7.02 Obligation of Buyer to Cooperate. Following the Closing Date, if Buyer’s Transponders fail to meet the Transponder Performance Specifications, to the extent Buyer is able to take actions that would assist Seller or Lessee in restoring the ability of Buyer’s Transponders to meet the Transponder Performance Specifications, Buyer shall use reasonable efforts to cooperate and aid Seller and Lessee in curing such failure; provided that such efforts can be done without material out-of-pocket cost to Buyer (other than such costs for which the Owner Participant has agreed to reimburse Buyer).

8. LIMITATION OF LIABILITY

8.01 Limitation of Liability.

(a) ANY AND ALL EXPRESS AND IMPLIED WARRANTIES RELATING TO THE SATELLITE AND BUYER’S TRANSPONDERS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR USE, ARE EXPRESSLY EXCLUDED AND DISCLAIMED EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED FOR IN SECTION 4.02, SECTION 4.03 AND SECTION 4.05 ABOVE OR IN SECTION 11.03 OR SECTION 11.04 BELOW. IT IS EXPRESSLY AGREED THAT SELLER’S SOLE OBLIGATIONS AND BUYER’S EXCLUSIVE REMEDIES FOR ANY CAUSE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, AND WITHOUT

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PREJUDICE TO THE LIMITATIONS OF LIABILITY IN THE OPERATIVE DOCUMENTS AND SERVICE AGREEMENT, LIABILITY ARISING FROM NEGLIGENCE OR GROSS NEGLIGENCE) ARISING OUT OF OR RELATING TO THIS PURCHASE AGREEMENT ARE LIMITED TO THOSE SET FORTH IN ARTICLE 8 HEREOF, AND ALL OTHER REMEDIES OF ANY KIND ARE EXPRESSLY EXCLUDED INCLUDING, WITHOUT LIMITATION, ALL RIGHTS AND REMEDIES UNDER APPLICABLE SECTIONS OF THE UNIFORM COMMERCIAL CODE.

(b) EXCEPT AS SET FORTH IN SECTION 8.03, BELOW, SELLER SHALL NOT BE LIABLE UNDER THIS PURCHASE AGREEMENT FOR ANY DIRECT DAMAGES, AND IN NO EVENT SHALL SELLER BE LIABLE UNDER THIS PURCHASE AGREEMENT FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS), WHETHER FORESEEABLE OR NOT, OCCASIONED BY ANY DEFECT IN BUYER’S TRANSPONDERS, DELAY IN DELIVERY OF BUYER’S TRANSPONDERS OR FAILURE OF BUYER’S TRANSPONDERS TO PERFORM OR ANY OTHER CAUSE WHATSOEVER. SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, TO ANY PERSON OR ENTITY OTHER THAN BUYER CONCERNING BUYER’S TRANSPONDERS. BUYER SHALL DEFEND AND INDEMNIFY SELLER FROM ANY LOSSES RESULTING FROM ANY INCORRECT REPRESENTATION OR WARRANTY BY BUYER IN THIS PURCHASE AGREEMENT, SUBJECT TO THE LIMITATIONS SET FORTH IN SECTION 8.05 BELOW. NOTHING CONTAINED HEREIN SHALL IN ANY WAY AFFECT THE PROVISIONS OF ARTICLES VI OR VII OF THE PARTICIPATION AGREEMENT. THE LIMITATIONS OF LIABILITY SET FORTH HEREIN SHALL, WITH RESPECT TO OBLIGATIONS AND LIABILITIES UNDER THIS PURCHASE AGREEMENT, APPLY TO BOEING SATELLITE SYSTEMS INTERNATIONAL, INC. AND ANY AFFILIATES THEREOF.

8.02 Equitable and Other Relief. Nothing contained in this Section 8 shall limit Buyer’s or Seller’s ability to obtain equitable relief, whether mandatory or prohibitory in nature, in connection with a violation or threatened violation by Seller or Buyer of its obligations as set forth in this Purchase Agreement, or to enforce, through an action at law for damages or an action at law or in equity for any other relief, its rights under the Lease, the Participation Agreement or any other Operative Document or the Service Agreement but only to the extent, and subject to the limitations, set forth in any such agreement.

8.03 Specific Damage Exceptions. If Seller shall breach any of the representations, warranties, covenants or agreements contained in this Purchase Agreement, Seller shall be liable to Buyer or Owner Participant (as the case may be) for the amount of any payments Buyer or Owner Participant or any Affiliate thereof (as the case may be) must make to remove any liens, charges, claims or other encumbrances of any type on Buyer’s Transponders existing or arising in connection with such breach and any other actual damages, excluding any incidental or consequential damages, suffered by Buyer or Owner Participant (as the case may be) to the extent resulting from the failure of Seller to deliver good and marketable title to Buyer in violation of Seller’s representations, warranties or agreements in this Purchase Agreement and any expenses (including

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reasonable attorney’s fees) incurred by Buyer or Owner Participant or any Affiliate of either (as the case may be) in connection therewith. Except as set forth in Section 8.02, above, or in this Section 8.03, the limitations of Section 8.01, above, shall apply.

8.04 Intellectual Property Indemnification. Seller shall indemnify, defend and hold Buyer and Owner Participant harmless to the extent a third party claims that the Satellite or Buyer’s Transponders, or the operation or control thereof in accordance with this Purchase Agreement, infringe, misappropriate or otherwise violate any Intellectual Property Rights of such third party; provided that Buyer or Owner Participant (as the case may be) provide Seller with prompt written notice of such claim, give Seller complete control of the settlement or defense of such claim, and, at Seller’s expense, cooperate with Seller in connection with the claim, including providing Seller with all information reasonably requested by Seller. Buyer or Owner Participant (as the case may be) may obtain counsel at its own expense to assist in the defense of the claim. Seller shall, prior to entering into any settlement of such claim or ceasing to defend against such claim, obtain written approval from Buyer or Owner Participant (as the case may be), which approval shall not be unreasonably withheld. This Section 8.04 states the sole and exclusive remedy, other than the indemnities provided under Article VI of the Participation Agreement and the indemnities provided in Section 6.3 of the Service Agreement, for any intellectual property infringement in connection with the Satellite and Buyer’s Transponders and the operation and control thereof.

8.05 Limitation of Buyer’s Liability. In no event shall Buyer or any of its Affiliates be liable for any incidental or consequential damages, whether foreseeable or not, as a result of a breach by Buyer of its representations, warranties or agreements contained herein.

9. LIMITATIONS ON TRANSFER BY BUYER/OWNER

9.01 Buyer Transfers.

(a) During the Lease Term, Buyer may not Transfer Buyer’s Transponders, except (i) as otherwise expressly provided in the Participation Agreement, Indenture (so long as the Lien of the Indenture is in effect) or Lease or (ii) by a transfer to a successor Owner Trustee in accordance with Section 8.01 of the Trust Agreement, and subject to the provisions of Section 9.01(c) herein.

(b) At any time other than during the period referred to in Section 9.01(a), and subject to any applicable legal requirements, Buyer may Transfer Buyer’s Transponders and its rights as set forth herein with respect to the Satellite and Buyer’s Transponders to any Person, subject to the provisions of Section 9.01(c) and compliance with any applicable Export Control Laws and without regard to the Participation Agreement or the Trust Agreement.

(c) In all cases (other than a Transfer of Buyer’s Transponders by Buyer to Seller, Indenture Trustee or Lessee), whether a sale or other Transfer of Buyer’s Transponders is being made pursuant to Section 9.01(a) or Section 9.01(b), prior to any such sale or other Transfer occurring, any proposed Transferee must first execute and deliver to Seller an assumption

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agreement for Seller’s benefit, in form and substance reasonably satisfactory to Seller, containing, among other things, an assumption of all Buyer’s obligations and liabilities under this Purchase Agreement, and all other applicable material agreements and documents, to which Buyer and Seller are parties, from and after the Transfer date, and provide to Seller evidence reasonably satisfactory to Seller that the proposed Transferee is capable of performing the same. Any such Transfer shall be made in compliance with all Applicable Laws. If the foregoing conditions are met, then Buyer shall be relieved of its liabilities and obligations hereunder from and after the Transfer date, other than liabilities or obligations which shall have accrued on or prior to such Transfer date.

(d) If the Transfer is not being made pursuant to the Participation Agreement, Indenture, Lease or the Trust Agreement, Buyer shall give Seller no less than five (5) Business Days’ advance notice of such Transfer. Although Buyer must still obtain such a written undertaking from any Transferee, the requirements that notice and such written undertaking be delivered in advance to Seller shall not apply if the Transfer of any use of any amount of time on Buyer’s Transponders encompasses a period of less than ninety (90) days. If, while the Lease is not in effect, Buyer desires to make Buyer’s Transponders available for use by third parties for part time usage or for sublease with a term of less than two (2) years, Seller will assist Buyer in developing a short form of sublease that complies with the applicable requirements of this Section 9.01 and that is commercially reasonable in such part-time or short term lease market.

10. CONFIDENTIALITY, COMPLIANCE WITH EXPORT CONTROL LAWS

Buyer and Seller hereby incorporate by reference the confidentiality and compliance with any applicable Export Control Laws provisions set forth in Sections 13.01 and 13.15 of the Participation Agreement and agree to be bound by such provisions, as most recently in effect, regardless of whether the Participation Agreement is or remains in effect.

11. DISPOSITION OF SATELLITE; OPTION TO PURCHASE SATELLITE; RIGHT TO SELL SATELLITE

11.01 At any time following the occurrence of any of the following: (i) the remaining fuel is less than the amount of fuel necessary to complete one (1) year of station-keeping maneuvers under ordinary conditions, including uncertainty in estimate of fuel; (ii) the Satellite is not capable (or is expected to cease to be capable within a period of less than six (6) months) of being used for its intended communications purpose of serving as one of the Lessee’s two primary satellites in delivering satellite radio transmissions to subscribers at or above the level of quality, over the continental US and Canada as a single service area, at which signals are being delivered as of the date of this Purchase Agreement, as reasonably determined by XM’s lead satellite technical experts; (iii) the estimated remaining life of the Satellite is three (3) years or less; or (iv) eighteen (18) years after the In-Service Date, Seller, in its sole discretion, may remove the Satellite from its assigned orbital location and Seller and its Affiliates shall have no further obligations to Buyer with respect to such removal under the XM Agreements or any of the Operative Documents, except as provided therein; provided, however, that until Seller so removes such Satellite, Seller shall continue to make Buyer’s Transponders available to Buyer as provided for in this Purchase Agreement. Seller will provide Buyer with ninety (90) days’ notice prior to the disposition of such Satellite pursuant to this Section 11.

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11.02 Buyer’s Transponders shall be deemed to have suffered a “Confirmed Failure” upon the occurrence of the circumstances or events described in Appendix B.

11.03 In the event of Redelivery, if any, of Buyer’s Transponders to Lessor pursuant to Section 10(a) of the Lease, or in connection with any Transfer of Buyer’s Transponders pursuant to Section 16 of the Lease (other than to Seller), Buyer shall have the right to (i) purchase the Satellite from Seller or (ii) transfer Buyer’s Transponders to Seller, in each case at a purchase price equal to One Hundred Dollars ($100). In order to exercise its right to purchase the Satellite or sell Buyer’s Transponders, as the case may be, pursuant to this Section 11.03, Buyer shall, at least ten (10) days prior to the date of Redelivery or the date of such Transfer pursuant to Section 16 of the Lease, as the case may be, give irrevocable notice to Seller in writing stating that Buyer will purchase the Satellite or sell Buyer’s Transponders, as the case may be, pursuant to this Section 11.03. Buyer may assign its rights under this Section 11.03 to any Person to whom Buyer’s Transponders are being Transferred after such Redelivery or in connection with the exercise of dispossessory remedies under Section 16 of the Lease.

If Buyer exercises its right to purchase the Satellite in accordance with the foregoing, then on the date of Redelivery of Buyer’s Transponders or the date of such Transfer pursuant to Section 16 of the Lease, as the case may be, (i) Buyer shall pay the purchase price for the Satellite; (ii) upon receipt of the payments set forth in the preceding clause and the receipt of all necessary governmental approvals as described in Section 10(a) of the Lease, Seller shall transfer to Buyer, and Buyer shall accept from Seller, all right, title and interest of Seller in and to the Satellite, as is and where is, free and clear of Liens (other than any Liens in favor of Buyer), but otherwise without warranty; and (iii) Seller shall execute and deliver to Buyer, and Buyer shall accept from Seller a bill of sale or assignment and such other instruments, documents and opinions as Buyer may reasonably request to evidence the valid consummation of such transfer.

If Buyer exercises its right to sell Buyer’s Transponders in accordance with the foregoing, then on the date of Redelivery of Buyer’s Transponders or the date of such Transfer pursuant to Section 16 of the Lease, as the case may be, (i) Seller shall pay the purchase price for Buyer’s Transponders; (ii) upon receipt of the payments set forth in the preceding clause, Buyer shall transfer to Seller, and Seller shall accept from Buyer, all right, title and interest of Buyer in and to Buyer’s Transponders, as is and where is, free and clear of Liens (other than any Liens in favor of Seller), but otherwise without warranty; and (iii) Buyer shall execute and deliver to Seller, and Seller shall accept from Buyer a bill of sale or assignment and such other instruments, documents and opinions as Seller may reasonably request to evidence the valid consummation of such transfer.

11.04 If after Redelivery of Buyer’s Transponders Buyer does not purchase the Satellite from Seller pursuant to Section 11.03 above, and Buyer provides notice to Seller under Section 10(a) of the Lease about moving the Satellite to a Lessor

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Orbital Location, which XM reasonably determines it would not be able to support and service under the Service Agreement with XM’s (or Seller’s) then existing technical facilities, either at all or without unreasonably interfering with the use of such facilities for supporting XM’s (or Seller’s) other satellites, then Seller shall have the right to sell the Satellite to Buyer at a purchase price equal to One Hundred Dollars ($100). In order to exercise its right to sell the Satellite pursuant to this Section 11.04, Seller shall, within ten (10) days after receipt of Buyer’s notice regarding such Lessor Orbital Location, give irrevocable notice to Buyer in writing stating that Seller will sell the Satellite pursuant to this Section 11.04. If Seller exercises its right to sell the Satellite in accordance with the foregoing, then on the date that is ten (10) days after Buyer’s receipt of Seller’s irrevocable notice to sell the Satellite (i) Buyer shall pay the purchase price for the Satellite; (ii) upon receipt of the payments set forth in the preceding clause, and the receipt of all necessary governmental approvals as described in Section 10(a) of the Lease, Seller shall transfer to Buyer, and Buyer shall accept from Seller, all right, title and interest of Seller in and to the Satellite, as is and where is, free and clear of Liens (other than any Liens in favor of Buyer), but otherwise without warranty; and (iii) Seller shall execute and deliver to Buyer, and Buyer shall accept from Seller a bill of sale or assignment and such other instruments, documents and opinions as Buyer may reasonably request to evidence the valid consummation of such transfer. In the event of any proposed sale by Seller pursuant to this Section 11.04, Buyer shall have the right to supersede such proposed sale by exercising its right to sell Buyer’s Transponders to Seller under Section 11.03.

11.05 Except as expressly provided for under the Operative Documents and XM Agreements (including Section 2.04 hereof), Seller shall not sell, assign, pledge, lease, transfer or otherwise dispose of, or directly or indirectly create, assume or suffer to exist any Lien on, Seller’s right, title or interest in the Satellite, other than Permitted Liens, without the prior written consent of Buyer, Owner Participant and, for so long as the Lien of the Indenture shall be in effect, the Indenture Trustee. Notwithstanding the foregoing, if, after Redelivery of Buyer’s Transponders pursuant to Section 10(a) of the Lease, Buyer declines to exercise its purchase option under Section 11.03, this provision shall cease to be of any effect.

11.06 In the event that Buyer or Seller exercise their respective rights under Sections 11.03 or 11.04, as the case might be, with respect to the purchase of the Satellite, each party shall promptly execute and file all applications or other required requests to obtain any required consents from any Governmental Authority necessary for such party to effect the transfer or purchase, as applicable, in accordance with Applicable Law.

11.07 Buyer and Seller acknowledge that Seller likely will continue to operate satellites and associated terrestrial repeaters using the frequencies assigned to Seller (or its Affiliates) under its FCC licenses, and that if after Buyer purchases the Satellite in accordance with Sections 11.03 or 11.04 above, Buyer seeks to (a) sell the Satellite or the Transponders to any other third party, (b) lease the Transponders to any other third party or (c) enter into any other transaction involving title to or ownership of the Satellite or the Transponders (for the avoidance of doubt, the parties acknowledge that

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Buyer shall not acquire any interest in the Satellite License), to the extent that any approval or consent of any Governmental Authority is required to consummate any such transaction, (i) the Seller shall not file or otherwise interpose any formal or informal petition, comment, complaint, challenge or other objection to the processing or grant of any such required approval or consent based upon the identity of the proposed purchaser or the business conducted by such purchaser (including the public interest or need for the proposed purchaser’s service), provided, however, that nothing herein shall impair in any way Seller’s rights to so file or object based upon Seller’s good faith allegation of interference or anticipated interference with Seller’s satellite system or transmissions by that system or constitute a consent or agreement by Seller that Buyer or any other third party that is seeking to operate the Satellite or the Transponders after Redelivery may interfere with operation of Seller’s satellite system or transmissions by that system; and (ii) Buyer and any other third party that is seeking to operate the Satellite or the Transponders after Redelivery shall comply with all Applicable Laws, including FCC Rules, regarding non-interference with Seller’s satellite system or transmissions by that system.

12. MISCELLANEOUS

12.01 Applicable Law.

(a) This Purchase Agreement has been delivered in, and shall in all respects be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

(b) Each party hereto hereby irrevocably agrees, accepts and submits itself to the non-exclusive jurisdiction of the courts of the State of New York in the city and county of New York and of the United States District Court for the Southern District of New York, in connection with any legal action, suit or proceeding with respect to any matter relating to or arising out of or in connection with this Purchase Agreement, any Operative Document or other XM Agreement.

(c) Each party hereto hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents out of any of the aforementioned courts in any such suit, action or proceeding, which service may be made by mailing copies thereof by registered or certified mail, postage prepaid, at the address set forth in Schedule I or II of the Participation Agreement, as applicable, or at such other address as such party has specified in a notice in accordance with Section 13.03 of the Participation Agreement (the parties agree that such service will become effective five (5) Business Days after such mailing). Each party hereto hereby agrees that service upon it, or any of its agents, in each case in accordance with this Section 12.01(c), shall constitute valid and effective personal service upon such party, and each party hereto hereby agrees that the failure of any of its agents to give any notice of such service to any such party shall not impair or affect in any way the validity of such service on such party or any judgment rendered in any action or proceeding based thereon. Nothing herein shall affect the right of any party to service of process in any other manner permitted by Applicable Law or to commence legal proceedings or to proceed against any other party in any jurisdiction other than that specified above.

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(d) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any of the above-named courts or from any legal process therein, with respect to itself or its property, such party hereby irrevocably waives, to the extent permitted by Applicable Law, such immunity, and each party hereto hereby irrevocably waives, to the extent permitted by Applicable Law, and agrees not to assert, by way of motion, as a defense, or otherwise, in any legal action or proceeding brought hereunder in any of the above-named courts, (i) the defense of sovereign immunity, (ii) that it or any of its property is immune from the above described legal process or (iii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Purchase Agreement, any other Operative Document or any XM Agreement may not be enforced in or by such courts.

(e) EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN ANY COURT IN ANY JURISDICTION BASED UPON OR ARISING OUT OF OR RELATING TO THIS PURCHASE AGREEMENT, ANY OTHER OPERATIVE DOCUMENT OR ANY XM AGREEMENT.

12.02 Entire Agreement; Amendment. This Purchase Agreement together with the Operative Documents and the Service Agreement constitute the entire agreement between the parties and supersede all previous understandings, commitments or representations concerning its subject matter. The parties each acknowledge that the other party has not made any representations other than those which are contained herein and in the Operative Documents and in the Service Agreement. This Purchase Agreement may not be amended or modified in any way except by a writing signed by an authorized representative of the party against whom the amendment or modification is sought to be enforced dated concurrently herewith or subsequent hereto.

12.03 Notices. Except as otherwise provided for herein, all notices and other communications from either party to the other hereunder shall be in writing and shall be deemed received when actually received if personally delivered or delivered by overnight courier, or five (5) Business Days after being deposited in the United States mails, postage prepaid, certified or registered mail, when receipt acknowledged if telecopied, in each case addressed to the other party as follows:

TO SELLER:

XM SATELLITE RADIO HOLDINGS INC.
1500 Eckington Place, N.E. Washington, D.C. 20002 Attn: General Counsel
Telephone: (202) 380-4000
Telecopier: (202) 380-4500

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-TO BUYER:

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION
299 S. Main Street, 12th Floor
Salt Lake City, UT 84111
Attn: Michael Hoggan
Telephone: (801) 246-5630
Telecopier: (801) 246-5053

With a copy to Owner Participant and, so long as the Lien of the Indenture is in effect, the Indenture Trustee at the addresses listed on Schedule A hereto.

All payments to be made hereunder shall, if made by mail, be deemed to have been made on the date of receipt thereof. The parties hereto may change their addresses by giving notice thereof in conformity with this Section 12.03.

12.04 Severability. Nothing contained in this Purchase Agreement shall be construed so as to require the commission of any act contrary to Applicable Law, and wherever there is any conflict between any provision of this Purchase Agreement and any Applicable Law, the latter shall prevail; provided, however, that in such event the provisions of this Purchase Agreement so affected shall be curtailed and limited only to the extent necessary to permit compliance with Applicable Law, and no other provisions of this Purchase Agreement shall be affected thereby and all such other provisions shall continue in full force and effect.

12.05 Successors. Subject to the provisions hereof concerning Transfers, including without limitation Section 9.01, this Purchase Agreement shall be binding on and shall inure to the benefit of any successors and assigns of the parties, provided that, except as provided in Article XII of the Participation Agreement or Section 9.01 of the Trust Agreement, no assignment of this Purchase Agreement, except as otherwise specifically provided in Article 9, shall relieve either party hereto of its obligations to the other party. Any purported assignment by either party not in compliance with the provisions of this Purchase Agreement shall be null and void and of no force and effect.

12.06 Headings. The descriptive headings of the several sections and paragraphs of this Purchase Agreement are inserted for convenience only and do not constitute a part of this Purchase Agreement.

12.07 Survival of Representations and Warranties. All representations and warranties contained herein or made by Seller or Buyer in connection herewith shall survive any independent investigation made by Seller or Buyer and delivery and payment hereunder.

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12.08 No Third-Party Beneficiary. Except as provided herein with respect to the rights of the Indenture Trustee, the provisions of this Purchase Agreement are for the benefit only of the parties hereto, and no third party (other than Owner Participant, to the extent of rights to be exercised by Owner Participant hereunder) may seek to enforce, or benefit from, these provisions.

12.09 Non-Waiver of Breach. Either party hereto may specifically waive any breach of this Purchase Agreement by the other party, provided that no such waiver shall be binding or effective unless in writing and no such waiver shall constitute a continuing waiver of similar or other breaches. A waiving party may at any time, upon notice given in writing to the breaching party, direct future compliance with the waived term or terms of this Purchase Agreement, in which event the breaching party shall comply as directed from such time forward.

12.10 Further Assurances. Each of the parties hereto agrees, at the expense of Seller, to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Purchase Agreement and the transactions referred to herein or contemplated hereby. Each party shall promptly notify the other party of any information delivered to or obtained by such party which would prevent the consummation of the transactions contemplated by this Purchase Agreement or would indicate a breach of the representations or warranties of any of the parties to this Purchase Agreement; provided that the failure so to notify will not constitute a waiver of such party’s rights.

12.11 Counterparts. This Purchase Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument.

12.12 Information. Seller shall keep Buyer and, so long as the Lien of the Indenture is in effect, the Indenture Trustee informed on a timely basis of written communications or oral communications reduced to writing, which materially affect the Satellite, Buyer or Buyer’s Transponders, to or by Seller and from or to the FCC or any other Governmental Authority concerning Seller, the Satellite, the Satellite License, Buyer’s Transponders or their operation and provide, upon request, copies of any such writings. Seller shall also keep Buyer and, so long as the Lien of the Indenture is in effect, the Indenture Trustee informed on a timely basis of any material developments regarding the legal and regulatory matters disclosed in the Legal and Regulatory Disclosures which are reasonably likely to pose a material risk to the Satellite License, Seller’s ability to operate the Satellite or Lessee’s ability to use Buyer’s Transponders in the ordinary course of its business. All transfers of information between Seller and Buyer in this regard shall be in compliance with all Applicable Laws, including without limitation applicable export control laws, including without limitation the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), and Buyer shall not be required to transfer any information to the Seller unless and until compliance with applicable export control laws has been confirmed.

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12.13 No Partnership. Nothing in this Purchase Agreement, the Service Agreement, or any Operative Document shall be deemed to create, and it is not the intention of the parties hereto or to any Operative Document to create, any commercial or other partnership, association or joint venture nor to provide for the joint sharing or division of any income, profits, rents or other amounts between or among Buyer and Seller, or any Affiliate of Seller, nor to provide for the cooperative or joint sale or marketing of any equipment or services to or for any Person.

12.14 Limitations of Liability of the Trust Company. It is expressly understood and agreed by and between the parties hereto that, (i) this Purchase Agreement is executed and delivered by the Trust Company, not in its individual capacity but solely as Owner Trustee in the exercise of the power and authority conferred and vested in it as such Owner Trustee, (ii) each of the representations, undertakings and agreements made herein by the Owner Trustee are not personal representations, undertakings and agreements of the Trust Company, but are binding only on the Lessor’s Estate and the Owner Trustee, as trustee, (iii) actions to be taken by the Owner Trustee pursuant to its obligations hereunder may, in certain instances, be taken by the Owner Trustee only upon specific authority of the Owner Participant, and (iv) except as expressly set forth herein or in the Operative Documents or the other XM Agreement, nothing herein contained shall be construed as creating any liability of the Trust Company, or any incorporator or any past, present or future subscriber to the capital stock of, or stockholder, officer or director of, the Trust Company, all such liability, if any, being expressly waived by the other parties hereto, and by any Person claiming by, through or under them.

12.15 Backup Obligation. Seller hereby grants to Buyer, as of the date hereof, effective immediately, a license to use and access, during the License Term (which for the avoidance of doubt commences on the last day of the Service Term), all Unique Operational Information or Unique Operational Equipment in which Seller now or hereafter has any right, title or interest (including any right to use) (where any item that Seller has replaced with any functionally equivalent item that is included in the Unique Operational Information or Unique Operational Equipment shall cease to be governed by such license upon such replacement), in each case on the terms contemplated by Section 10.4 of the Service Agreement. At the end of the Service Term, Seller will assist Buyer (in its capacity as Owner under the Service Agreement) and any New Service Provider in obtaining any other Unique Operational Information or Unique Operational Equipment, in each case on the terms contemplated by Section 10.4 of the Service Agreement, provided that any license fees to third parties shall be at Buyer’s expense. In the case of a purchase of the Satellite by Buyer under Section 11.03, Seller will transfer to Buyer all of Seller’s right, title and interest in the Exclusive Unique Operational Information and Exclusive Unique Operational Equipment subject to Section 10.4(g) of the Service Agreement and, to the extent such Exclusive Unique Operational Information and Exclusive Unique Operational Equipment is owned by a third party, subject to any restrictions and conditions imposed by such third party and applicable to Seller prior to the License Term (provided that such restrictions and conditions do not materially interfere with the use of such Exclusive Unique Operational Information and Exclusive Unique Operational Equipment). All transfers of information between Seller and Buyer in this regard shall be in compliance

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with all Applicable Laws, including applicable Export Control Laws, including ITAR, and Seller shall not be required to transfer any information to the Buyer unless and until compliance with applicable Export Control Laws has been confirmed, and provided further, that, if Seller is withholding information from Buyer because of the need to comply with Export Control Laws before transferring such information, Seller shall notify Buyer of such withholding.

12.16 Buyer’s Rights and Obligations. Notwithstanding anything to the contrary contained herein, with respect to Buyer’s Transponders which are being leased pursuant to the Lease, the rights and obligations of Buyer hereunder (except as provided for in Section 5(b)(ii) of the Lease) following the purchase and sale hereunder (excluding, for the avoidance of doubt, all obligations relating to such purchase and sale, including payment of the purchase price) shall be exercised and performed by Lessee and Buyer’s liability therefor shall be as set forth in the Lease and the Participation Agreement.

12.17 Export Control Laws. The parties acknowledge that the export of satellites, ground control stations, and ground support equipment (and parts, components and accessories thereof) and technical data and defense services related to same are controlled by U.S. export control laws including ITAR. Exports under ITAR include but are not limited to the transfer of ownership or control of satellites or components thereof to foreign persons and the disclosure of technical data to foreign persons. The parties agree that they will not export, reexport, transfer or release the satellites (and components thereof) and technical data and defense services related to same except in compliance with U.S. export regulations. For the avoidance of confusion, the parties also acknowledge that any access by them to, or involvement by them with, information, equipment or services controlled under the Export Control Laws may raise additional regulatory requirements, such as the need to register with the U.S. Department of State under ITAR. If requested by any party hereto, each party also agrees to sign written assurances and other export-related documents as may be required for the requesting party to comply with U.S. export regulations. All reports and information delivered under this Purchase Agreement (or other Operative Documents or XM Agreements) shall not include information subject to Export Control Laws, including ITAR, unless specifically requested in writing by the Person to which such report is to be delivered, and provided further, that, notwithstanding anything else in this Purchase Agreement to the contrary, all transfers of information by or between Seller and Buyer shall be in compliance with all Applicable Laws, including applicable Export Control Laws, and in particular the Seller shall not be required to transfer any information to Buyer unless and until compliance with applicable Export Control Laws has been confirmed, and provided further, that, if Seller is withholding information from Buyer because of the need to comply with Export Control Laws before transferring such information, Seller shall notify Buyer of such withholding.

[SIGNATURE PAGES IMMEDIATELY FOLLOW]

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IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Purchase Agreement as of the day and year first written above.

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, not in its individual capacity but solely as Owner Trustee. Owner Trustee is entering into this Purchase Agreement as the trustee, under the Trust Agreement, of Satellite Leasing Trust (702-4), LLT (the “Trust”), and by Owner Trustee’s signature hereto, the Trust is made a party hereto. Each of the rights, obligations, representations and warranties of Owner Trustee hereunder shall be deemed to be rights, obligations, representations and warranties of the Trust. Each action to be performed by Owner Trustee hereunder shall be performed by Owner Trustee as trustee of the Trust.

By:	/s/
Name:
Title:

XM SATELLITE RADIO HOLDINGS INC.

By:	/s/ Joseph J. Euteneuer
Name:	Joseph J. Euteneuer
Title:	EVP, CFO

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APPENDIX A

DESCRIPTION OF BUYER’S TRANSPONDERS

1. GENERAL DEFINITION

Buyer’s Transponders shall be defined as the equipment installed expressly to accept, route, select, amplify, translate in frequency, adjust, equalize, and deliver in combined form the aggregate communications signals from and to the antenna reflectors on the Satellite.

2. DESCRIPTION OF BUYER’S TRANSPONDERS.

The identification of Buyer’s Transponders is described in Annex 1 to the Bill of Sale.

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APPENDIX B

CONFIRMED FAILURE EVENTS

A “Confirmed Failure” shall occur as follows:

A.	If an in-orbit insurance policy maintained by Lessee in accordance with Section 9 of the Lease is in effect during the occurrence of the pertinent event, then a Confirmed Failure shall be deemed to have occurred if a total loss or constructive total loss of the Satellite results from the occurrence of such event as defined in such in-orbit insurance policy and where a claim for such loss is not subsequently down-graded to a partial loss claim under such insurance policy. If more than one such insurance policy is in effect, a Confirmed Failure shall be deemed to have occurred only if a total loss or constructive total loss of the Satellite results from the occurrence of such event under all such insurance policies.

B.	If Lessee has not maintained an in-orbit insurance policy in accordance with Section 9 of the Lease at the time of the occurrence of the pertinent event, a Confirmed Failure shall occur at the time which:

(i)	the Satellite suffers total loss or constructive total loss due to the disappearance, loss or destruction of the Satellite; or

(ii)	an EIRP Total Loss occurs, as such term is defined in a side letter between the parties dated on or about the date hereof;

(iii)	a Useful Life Total Loss occurs, as such term is defined in a side letter between the parties dated on or about the date hereof.

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APPENDIX C

GRANT OF SECURITY INTEREST IN SATELLITE

1. Additional Definitions.

“Buyer’s Transponders” shall mean the Transponders (including the redundant components incorporated therein and certain other equipment) and the equipment designated and described in Appendix A to the Purchase Agreement.

“Exclusive Unique Operational Equipment” shall mean Unique Operational Equipment that relates exclusively to and that is associated exclusively with the Satellite and that is not also associated with one or more other satellites of Seller, Service Provider or any of their Affiliates.

“Exclusive Unique Operational Information” shall mean Unique Operational Information that relates exclusively to and that is associated exclusively with the Satellite and that is not also associated with one or more other satellites of Seller, Service Provider or any of their Affiliates.

“Location” of Seller, shall mean Seller’s “location” as determined pursuant to Section 9-307 of the UCC as in effect on the date hereof in the State of New York.

“Proceeds” shall mean the following property: (1) whatever is acquired upon the sale, lease, license, exchange or other disposition of the Satellite Security and (2) whatever is collected on, or distributed on account of, the Satellite Security.

“Purchase Agreement” shall mean the Transponder Purchase Agreement between Buyer and Seller to which this Appendix C is appended.

“Satellite” shall mean (a) for purposes of the definition of “Satellite Security,” those portions of XM-4 other than Buyer’s Transponders, and (b) for all other purposes, XM-4 in its entirety, or those portions of XM-4 other than Buyer Transponders, as the extent that the context may require.

“Satellite Security” shall mean the Satellite and all of Seller’s right, title and interest in any Exclusive Unique Operational Equipment and any Exclusive Unique Operational Information (including, for the avoidance of doubt, all Seller’s Intellectual Property Rights (as defined in Section 4.05(a) of the Purchase Agreement) therein to the extent the same constitutes Exclusive Unique Operational Equipment or Exclusive Unique Operational Information), in each case whether now owned or hereafter from time to time acquired by Seller, to the extent that a grant of security interest therein is permitted by Applicable Law and subject to the receipt of any necessary prior Governmental Authority approvals, and any Proceeds in respect of the foregoing. For the avoidance of doubt, in no event shall the Satellite Security include any Unique Operational Information or Unique Operational Equipment that is also associated with one or more other satellites in use by Seller, Service Provider or any of their Affiliates.

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“Secured Obligations” shall mean all obligations, covenants and duties of Seller under Section 11.03 of the Purchase Agreement, including Seller’s obligation to transfer the Satellite to Buyer upon exercise by Buyer of its purchase option thereunder.

“Security Annex” shall mean this Appendix C.

“Security Event” shall mean any breach of Section 11.03 of the Purchase Agreement (including any failure by Seller to transfer the Satellite to Buyer in accordance with such Section upon exercise by Buyer of its purchase option thereunder and any damages resulting from any such breach.

“Service Agreement” shall mean the Transponder Service Agreement relating to Buyer’s Transponders, substantially in the form of Exhibit F to the Participation Agreement, dated as of the Closing Date, between Service Provider and Owner Trustee.

“Service Provider” shall mean XM Satellite Radio Inc., a Delaware corporation.

“Services” shall mean the satellite operational services described in Section 1.2 of the Service Agreement.

“Termination Date” shall mean the earliest of (i) the date on which the Satellite is sold to Buyer pursuant to Section 11.03 of the Purchase Agreement, (ii) the date on which Buyer’s Transponders are sold to Seller pursuant to Section 11.03 of the Purchase Agreement, (iii) the date on which Buyer’s Transponders are sold to Lessee pursuant to Sections 19(a)(i), 19(a)(ii) or 19(a)(iii) of the Lease (other than in connection with a Substitution), (iv) the date on which the options contemplated by Sections 11.03 and 11.04 of the Purchase Agreement shall have terminated in accordance with the terms of the Purchase Agreement or (v) the date on which Lessor (or Indenture Trustee as assignee of Lessor) sells the Satellite Security pursuant to Section 4(c) of Annex B to the Guaranty.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Unique Operational Equipment” shall mean the equipment, including any Intellectual Property Rights therein, which is reasonably necessary to perform any of Service Provider’s obligations under the Service Agreement and which equipment is not otherwise commercially available at reasonable cost.

“Unique Operational Information” shall mean all engineering, operating and other information, including any Intellectual Property Rights in the foregoing, reasonably necessary to operate the Satellite and provide the Services and which is not otherwise known and which cannot otherwise be obtained, using reasonable diligence, at a reasonable cost and on a timely basis from a Person other than Service Provider or its Affiliates, which shall include but is not limited to:

(A) All documents, logs, records and other information relating to the manufacture, launch, operation and maintenance of the Satellite and Buyer’s Transponders,

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which information shall include: (i) any ad hoc reports describing anomaly investigations and the resolutions thereof; (ii) historical satellite control and operational logs; (iii) activity planning documents and schedules of events; (iv) any periodic status reports; (v) propellant consumption information and other record keeping regarding fuel; (vi) satellite configuration records, including records showing the status of each component of the Satellite; (vii) historical tracking, telemetry and control records; (viii) information regarding any Satellite conditions that are critical or require special commanding provisions; and (ix) any communications with the FCC or any other Governmental Authority relating to the Satellite (as distinct from the Satellite License);

(B) Any proprietary software and codes necessary to, or reasonably desirable for, the operation or maintenance of the Satellite;

(C) Any intellectual property licenses relating to the intellectual property owned or licensed by Service Provider or Seller and necessary to, or reasonably desirable for, the operation or maintenance of the Satellite; and

(D) Any other data, manuals, computer programs or information not listed above that is required or, if it is then currently or anticipated to be used by Service Provider or the Outsource Service Provider, reasonably desirable to operate the Satellite and provide the Services.

“XM-4” means the communications satellite, model Boeing 702-2000, known as XM-4 launched October 30, 2006 with the designated Permanent Orbital Location (as defined in the Recitals to the Purchase Agreement).

Capitalized terms defined herein shall only be applicable to this Security Annex. Unless otherwise defined herein, capitalized terms shall, for all purposes hereof, have the respective meanings assigned thereto in Appendix A to the Participation Agreement, which also contains rules as to usage that shall be applicable herein.

2. Grant of Security Interests.

(a) As security for the prompt and complete performance of all of the Secured Obligations, Seller does hereby grant to Buyer, its successors and assigns, a continuing security interest in all of the right, title and interest of Seller (now or hereafter acquired) in, to and under the Satellite Security, whether consisting of equipment, general intangibles, the proceeds thereof, or otherwise.

(b) Seller hereby irrevocably authorizes Buyer, or its agent, to file with the United States Patent and Trademark Office, United States Copyright Office (or any successor office or any similar office in any other country) or any UCC filing office such documents (including, without limitation, UCC financing statements) as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest, without the signature of Seller, and naming Seller as the grantor or debtor and Buyer as secured party and any such UCC financing statements may describe the

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collateral covered thereby in any manner (including descriptions that are broader than set forth herein) the Buyer deems necessary or appropriate to perfect its security interest herein.

(c) Notwithstanding Section 2(a) of this Appendix C or the definition of Satellite Security, with respect to any lease, license, contract, property right or agreement or any of its rights or interests thereunder included within Exclusive Unique Operational Information or Exclusive Unique Operational Equipment, if and only for so long as the grant of a security interest hereunder shall constitute or result in a breach, termination or default under the terms of any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other Applicable Law or principles of equity) such lease, license, contract, property right or agreement shall be excluded from Satellite Security; provided, however, that such security interest shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified above, provided, further, that at any time any applicable term thereof is repealed, terminated, rendered unenforceable or deemed ineffective (whether pursuant to the terms thereof or pursuant to Applicable Laws), Seller shall be deemed to have granted, without further action, a security interest pursuant to this Appendix C in any such lease, license, contract, property right or agreement.

3. Representations, Warranties and Covenants of Seller.

Seller represents, warrants and covenants to Buyer as follows:

(a) Necessary Filings. The security interests purported to be granted pursuant hereto, upon filing of the financing statements, shall constitute valid, binding, enforceable and perfected security interests in the Satellite Security in favor of Buyer, subject to no other Liens except for Permitted Liens.

(b) No Liens. Seller is, and as to all Satellite Security acquired by it from time to time after the date hereof Seller will be, the owner of such Satellite Security free from any Lien (except for Permitted Liens) or other right, title or interest of any Person (other than the rights of Buyer under the Purchase Agreement and the Lien created by this Security Annex), and Seller shall defend, at Seller’s expense, the Satellite Security against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Buyer.

(c) Other Financing Statements. As of the date hereof, there is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction in the United States) covering or purporting to cover any interest of any kind in the Satellite Security, and Seller will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Satellite Security, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by Seller

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and financing statements filed or to be filed in respect of and covering the security interests granted by Holdings in the Satellite Security pursuant to Appendix B of the Guaranty Agreement or the Security Agreement.

(d) Information About Seller; Changes Thereto; etc. Seller’s exact legal name is XM Satellite Radio Holdings Inc., and Seller’s Location is the State of Delaware. Seller shall not change its legal name or its Location, except that any such changes shall be permitted (so long as not in violation of the applicable requirements of any of the Operative Documents or XM Agreements and so long as the same do not involve Seller changing its jurisdiction of organization or Location from the United States or a State thereof to a jurisdiction of organization or Location, as the case may be, that is neither the United States nor a State thereof) if (i) it shall have given to Buyer not less than thirty (30) days’ prior written notice of each such change, together with a statement of the corrected information, and (ii) in connection with such change or changes, it shall have taken all action reasonably requested in writing by Buyer to maintain the security interests of Buyer in the Satellite Security intended to be granted hereby at all times fully perfected and in full force and effect.

(e) Trade Names; Etc. Seller does not have or operate in any jurisdiction under, or in the preceding five years has not had or operated in any jurisdiction under, any trade name, fictitious names or other names except its legal name as specified in Section 3(d) above.

(f) Further Actions. Seller will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to Buyer from time to time such lists, descriptions and designations of its Satellite Security, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps relating to the Satellite Security, as Buyer may reasonably request in order to perfect, preserve, protect or enforce its security interest in the Satellite Security and to fully effect the purposes of this Security Annex, including any actions required to be consistent with present and future practices of secured parties intending to perfect security interests in satellites. Seller shall take, or cause it Affiliates and Subsidiaries to take, at Seller’s expense, any action that Buyer may reasonably request in order to obtain from the FCC, or any other applicable Governmental Authority, such approvals as may, at any time, be necessary (i) to enable Buyer to exercise and enjoy the full rights and benefits granted to Buyer by this Security Annex and (ii) for any action or transaction contemplated by this Security Annex for which such approval is or shall be required by Applicable Law.

Without limiting the generality of the preceding paragraph, Seller agrees to deliver to Buyer such financing statements, in form reasonably satisfactory to Buyer, as Buyer may from time to time reasonably request to establish and maintain a valid, enforceable, perfected security interest in the Satellite Security as provided herein and the other rights and security contemplated hereby. Seller will pay any applicable filing fees, recordation taxes and related expenses relating to its Satellite Security. Seller hereby authorizes Buyer to file any such financing statements without the signature of Seller where permitted by law.

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(g) Protection of Buyer’s Security. Except to the extent expressly permitted by the Operative Documents or XM Agreements, Seller will do nothing to impair the rights of Buyer with respect to the Satellite Security. Seller assumes all liability and responsibility in connection with the Satellite Security, and the liability of Seller to perform the Secured Obligations shall in no way be affected or diminished by reason of the fact that such Satellite Security may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to Seller.

(h) Costs and Expenses. Without limiting the application of any other indemnity under the Operative Documents or XM Agreements (but without duplication), Seller agrees to pay or reimburse Buyer for any and all reasonable fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation or protection of Liens of Buyer on, and security interest in, the Satellite Security, including all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Satellite Security and all other fees, costs and expenses in connection with protecting, maintaining or preserving the Satellite Security and Buyer’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Satellite Security.

4. Power of Attorney; Remedies Upon Occurrence of a Security Event.

(a) Power of Attorney. Seller hereby constitutes and appoints Buyer its true and lawful attorney, irrevocably, with full power after the occurrence of and during the continuance of a Security Event (in the name of Seller or otherwise) to act, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to Seller under or arising out of the Satellite Security, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings that Buyer may deem to be necessary or advisable to protect its interests, which appointment as attorney is coupled with an interest.

(b) Remedies; Obtaining the Satellite Security Upon Default. Seller agrees that, if any Security Event shall have occurred and be continuing, then and in every such case, Buyer, in addition to any rights now or hereafter existing under Applicable Law and under the provisions of the Operative Documents and XM Agreements, shall have all rights as a secured creditor under the Uniform Commercial Code, and such additional rights and remedies to which a secured creditor is entitled under the laws, in effect in any jurisdiction where any rights and remedies hereunder may be asserted and may:

(i) to the fullest extent permitted by Applicable Law, personally, or by agents or attorneys, immediately take possession or control of the Satellite Security or any part thereof, from Seller or any other Person who then has possession or control of any part thereof with or without notice or process of law;

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(ii) sell, assign or otherwise liquidate any or all of the Satellite Security or any part thereof in accordance with Section 4(c) of this Security Annex, or direct Seller to sell, assign or otherwise liquidate any or all of the Satellite Security or any part thereof, and in each case, take possession of the proceeds of any such sale or liquidation; and/or

(iii) take any other action as specified in clauses (1) through (3), inclusive, of Section 9-607(a) of the UCC;

subject, in the case of any Exclusive Unique Operational Equipment and Exclusive Unique Operational Information, to compliance with the ITAR, in the case of the use of such Exclusive Unique Operational Equipment and Exclusive Unique Operational Information, to other approval requirements described in Section 10.4(g) of the Service Agreement, and in general, to receipt of any necessary prior Governmental Authority approvals.

The parties hereto acknowledge that it is understood that Seller’s obligation so to deliver such Satellite Security is of the essence of this Agreement, the Operative Documents and the other XM Agreements and that, accordingly, upon application to a court of equity having jurisdiction, Buyer shall be entitled to a decree requiring specific performance by Seller of said obligation.

(c) Remedies; Disposition of the Satellite Security. If any Security Event shall have occurred and be continuing, then any Satellite Security may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as Buyer may, in compliance with any mandatory requirements of Applicable Law, determine to be commercially reasonable. Any such sale, lease or other disposition may be effected by means of a public disposition or private disposition, effected in accordance with the applicable requirements (in each case if and to the extent applicable) of Sections 9-610 through 9-613 of the UCC and/or such other mandatory requirements of Applicable Law as may apply to the respective disposition. Buyer may, without notice or publication, adjourn any public or private disposition or cause the same to be adjourned from time to time by announcement at the time and place fixed for the disposition, and such disposition may be made at any time or place to which the disposition may be so adjourned. To the extent permitted by Applicable Law, Buyer may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Secured Obligations against the purchase price) of the Satellite Security or any item thereof, offered for disposition in accordance with this Section 4(c) of this Security Annex. Seller agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such disposition or dispositions of all or any portion of the Satellite Security valid and binding and in compliance with any and all Applicable Laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at Seller’s expense.

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To the extent permitted by Applicable Law and upon receipt of any necessary prior Governmental Authority approvals, any sale of, or the grant of options to purchase, or any other realization upon, any Satellite Security in accordance with the terms hereof shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of Seller therein and thereto and shall be a perpetual bar both at law and in equity against Seller and against any and all Persons claiming or attempting to claim the Satellite Security so sold, optioned or realized upon, or any part thereof, from, through, and under Seller.

(d) Remedies Cumulative. Each and every right, power and remedy hereby specifically given to Buyer shall be in addition to every other right, power and remedy specifically given to Buyer under this Security Annex, the Operative Documents or the XM Agreements or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by Buyer. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of Buyer in the exercise of any such right, power or remedy and no renewal or extension of any of the Secured Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Security Event or an acquiescence thereof. No notice to or demand on Seller in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of Buyer to any other or further action in any circumstances without notice or demand. In the event that Buyer shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit Buyer may recover, to the fullest extent permitted by Applicable Law, reasonable expenses, including reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment.

5. Miscellaneous.

(a) Obligations Absolute. The obligations of Seller hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of Seller; (ii) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of any Operative Document or XM Agreement; or (iii) any amendment to or modification of any Operative Document or XM Agreement or any security for any of the Secured Obligations; whether or not Seller shall have notice or knowledge of any of the foregoing.

(b) Duties of Seller and Buyer. It is expressly agreed, anything contained in the Agreement to the contrary notwithstanding, that Seller shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Satellite Security, and Buyer shall not have any obligations or liabilities with respect to any Satellite Security by reason of or arising out of this Agreement, nor shall Buyer be required or obligated in any manner to perform or fulfill any of the obligations of Seller under or with respect to any Satellite Security.

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(c) Termination; Release. After the Termination Date, the effectiveness of the provisions of this Security Annex shall automatically terminate, and Buyer, at the written request and expense of Seller, will promptly execute and deliver to Seller a proper instrument or instruments acknowledging the satisfaction and termination of the provisions of this Security Annex (including UCC termination statements and instruments of satisfaction and discharge), and will duly assign, transfer and deliver to Seller (without recourse and without any representation or warranty) such of the Satellite Security as may be in the possession of Buyer and as has not theretofore been sold or otherwise applied or released pursuant to this Security Annex.

Upon the completion of a Substitution and the grant and perfection, in a manner reasonably satisfactory to Buyer, of a security interest in the Substitute Satellite in favor of Buyer, Buyer’s security interest in the Satellite replaced by such Substitution shall automatically terminate and Buyer, at the request and expense of Seller, will promptly release from the security interest created hereby (and will execute and deliver such documentation, including UCC-3 termination or partial release statements, instruments of satisfaction and discharge and the like in connection therewith) the Satellite replaced by such Substitution.

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